EXHIBIT 99.1


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                                  NEWS RELEASE

        DATE:      April 25, 2006        9:15 a.m. E.S.T.
        CONTACT:   Daryl R. Tressler, Chairman and CEO
                   MainSource Bank - 812-663-4711

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                    MainSource Bank and First Financial Bank
                   Announce Purchase and Assumption Agreement


MainSource Financial Group, Inc., Greensburg, Indiana (NASDAQ: MSFG) - Daryl R. Tressler, Chairman and Chief Executive Officer of MainSource Bank today announced that MainSource Bank has executed a purchase and assumption agreement with First Financial Bank, N.A. to purchase five branch locations with one office in each of Madison, East Enterprise and Liberty, Indiana and two offices in Vevay, Indiana. In total, these branches comprise approximately $30 million in loans and $56 million in deposits. MainSource Bank currently maintains a presence in Jefferson and Switzerland Counties through three offices in Madison, one office in Hanover, and one office in Vevay, Indiana.

The agreement calls for these offices to be merged into MainSource Bank, which is a wholly owned subsidiary of MainSource Financial Group. The transaction, which is expected to close in the third quarter of 2006, is subject to various regulatory approvals. MainSource Financial Group anticipates the deal to be accretive to earnings within the first full year of consolidation.

Mr. Tressler stated, "This acquisition is a strategic opportunity for MainSource Bank to expand our relationships in the Madison and Vevay markets. In addition, we are eager to expand our brand of community banking to the residents of Liberty and East Enterprise, Indiana. This acquisition will allow MainSource Bank to be a stronger financial institution that remains committed to community values and local decision making."

The agreement provides that the majority of consumer and small business deposit accounts and loans, including checking, savings, home equity, CDs and installment loans, will be transferred to MainSource Bank. Consumers will be notified in the coming months with the details of how their accounts will be impacted.

MainSource Bank, Greensburg, Indiana, is a wholly-owned subsidiary of MainSource Financial Group, Inc., a community-focused, financial holding company headquartered in Greensburg, Indiana. MainSource Financial Group is listed on the NASDAQ National Market (under the symbol: "MSFG"), has assets of approximately $1.9 billion and operates 60 offices in 27 Indiana counties and six offices in three Illinois counties through its three banking subsidiaries, MainSource Bank, Greensburg, Indiana, MainSource Bank of Illinois, Kankakee, Illinois, and MainSource Bank - Crawfordsville, Crawfordsville, Indiana. Through its non-banking subsidiaries, MainSource Insurance LLC, MainSource Title LLC, and MainSource Mortgage LLC, the Company and its banking subsidiaries provide various related financial services.

Forward-Looking Statements
--------------------------

Except for historical information contained herein, the discussion in this press release may include certain forward-looking statements based upon management expectations. Factors which could cause future results to differ from these expectations include the following: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; the costs of funds; general market rates of interest; interest rates on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of MainSource and its subsidiaries' loan and investment portfolios; the timing of the closing of the transaction; the timing and success of integration efforts once the transaction is complete; MainSource's expectations or ability to realize success with the acquisition of branches of First Financial Bank; and the impact of this transaction, if successful, on MainSource's business.

The forward-looking statements included in the press release relating to certain matters involve risks and uncertainties, including anticipated financial performance, business prospects, and other similar matters, which reflect management's best judgment based on factors currently known. Actual results and experience could differ materially from the anticipated results or other expectations expressed in MainSource's forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release.


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